Exhibit 4.3

CRITICAL METALS CORP.
2024 INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD GRANT NOTICE

Critical Metals Corp., a BVI business company incorporated in the British Virgin Islands (the “Company”), pursuant to its 2024 Incentive Award Plan, as amended from time to time (the “Plan”), hereby grants to the holder listed below (the “Participant”), an award of restricted stock units (“Restricted Stock Units” or “RSUs”). Each vested Restricted Stock Unit represents the right to receive, in accordance with the Restricted Stock Unit Award Agreement attached hereto as Exhibit A (the “Agreement”), one Common Share (“Share”). This award of Restricted Stock Units is subject to all of the terms and conditions set forth herein and in the Agreement and the Plan, each of which are incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Restricted Stock Unit Award Grant Notice (the “Grant Notice”) and the Agreement.

Participant:	[__________________________]

Grant Date:	[__________________________]

Total Number of RSUs:	[_____________]

Vesting Commencement Date:	[_____________]

Vesting Schedule:	[_____________]

Termination:	If the Participant experiences a termination of employment or service with the Company or its Subsidiaries, all RSUs that have not become vested on or prior to the date of such termination of employment or service will thereupon be automatically forfeited by the Participant without payment of any consideration therefor. Notwithstanding the foregoing, if the Participant’s employment or service is terminated by the Company without Cause, all RSUs shall accelerate and become vested upon the date of such termination, subject to the Participant’s execution and non-revocation of a release of claims, in a form provided by the Company.

By his or her signature and the Company’s signature below, the Participant agrees to be bound by the terms and conditions of the Plan, the Agreement and this Grant Notice. The Participant has reviewed the Plan, the Agreement and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, the Agreement and this Grant Notice. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan, the Agreement or this Grant Notice. In addition, by signing below, the Participant also agrees that the Company, in its sole discretion, may satisfy any withholding obligations in accordance with Section 2.6 of the Agreement and the Plan. The Participant’s acceptance of this Agreement constitutes his or her instruction and authorization to the Company and any brokerage firm determined acceptable to the Company for such purpose to sell on Participant’s behalf [___%] of the Shares from those Shares deliverable to Participant to generate cash proceeds to satisfy Participant’s tax obligations.

CRITICAL METALS COrp.:	PARTICIPANT:

By:	By:
Print Name:	Print Name:
Title:
Address:	Address:

EXHIBIT A

TO RESTRICTED STOCK UNIT AWARD GRANT NOTICE

RESTRICTED STOCK UNIT AWARD AGREEMENT

Pursuant to the Restricted Stock Unit Award Grant Notice (the “Grant Notice”) to which this Restricted Stock Unit Award Agreement (this “Agreement”) is attached, Critical Metals Corp., a BVI business company incorporated in the British Virgin Islands (the “Company”), has granted to the Participant the number of restricted stock units (“Restricted Stock Units” or “RSUs”) set forth in the Grant Notice under the Company’s 2024 Incentive Award Plan, as amended from time to time (the “Plan”). Each Restricted Stock Unit represents the right to receive one Common Share (a “Share”) upon vesting.

ARTICLE I.

GENERAL

1.1 Defined Terms. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan and the Grant Notice.

1.2 Incorporation of Terms of Plan. The RSUs are subject to the terms and conditions of the Plan, which are incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.

ARTICLE II.

GRANT OF RESTRICTED STOCK UNITS

2.1 Grant of RSUs. Pursuant to the Grant Notice and upon the terms and conditions set forth in the Plan and this Agreement, effective as of the Grant Date set forth in the Grant Notice, the Company hereby grants to the Participant an award of RSUs under the Plan in consideration of the Participant’s past or continued employment with or service to the Company or any Subsidiaries and for other good and valuable consideration.

2.2 Unsecured Obligation to RSUs. Unless and until the RSUs have vested in the manner set forth in Article 2 hereof, the Participant will have no right to receive Shares under any such RSUs. Prior to actual payment of any vested RSUs, such RSUs will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

2.3 Vesting Schedule. Subject to Section 2.5 hereof, the RSUs shall vest and become nonforfeitable with respect to the applicable portion thereof according to the vesting schedule set forth in the Grant Notice (rounding down to the nearest whole Share).

2.4 Consideration to the Company. In consideration of the grant of the award of RSUs pursuant hereto, the Participant agrees to render faithful and efficient services to the Company or any Subsidiary.

2.5 Forfeiture, Termination and Cancellation upon Termination of Service. Notwithstanding any contrary provision of this Agreement or the Plan, upon the Participant’s termination of employment or service with the Company or its Subsidiaries for any or no reason, all Restricted Stock Units which have not vested prior to or in connection with such termination of employment or service shall thereupon automatically be forfeited, terminated and cancelled as of the applicable termination date without payment of any consideration by the Company, and the Participant, or the Participant’s beneficiary or personal representative, as the case may be, shall have no further rights hereunder with respect to such forfeited RSUs. Notwithstanding the foregoing, if the Participant’s employment or service is terminated by the Company without Cause, all RSUs shall accelerate and become vested upon the date of such termination, subject to the Participant’s execution and non-revocation of a release of claims, in a form provided by the Company. No portion of the RSUs which has not become vested as of the date on which the Participant incurs a termination of employment or service with the Company or its Subsidiaries shall thereafter become vested, except as may otherwise be provided by the Committee or as set forth in a written agreement between the Company and the Participant.

2.6 Delivery of Shares upon Vesting.

(a) As soon as administratively practicable following the vesting of any Restricted Stock Units pursuant to Section 2.3 hereof, but in no event later than 30 days after such vesting date (for the avoidance of doubt, this deadline is intended to comply with the “short term deferral” exemption from Section 409A of the Code), the Company shall deliver to the Participant (or any transferee permitted under Section 3.2 hereof) a number of Shares equal to the number of RSUs subject to this Award that vest on the applicable vesting date. Notwithstanding the foregoing, in the event Shares cannot be delivered pursuant to Section 9(d) of the Plan, the Shares shall be delivered pursuant to the preceding sentence as soon as administratively practicable after the Committee determines that Shares can again be delivered in accordance with such Section.

(b) As set forth in Section 15(c) of the Plan, the Company shall have the authority and the right to deduct or withhold, or to require the Participant to remit to the Company, an amount sufficient to satisfy all applicable federal, state, national, territorial and local taxes required by law to be withheld with respect to any taxable event arising in connection with the Restricted Stock Units. Additionally, the Company shall instruct a broker on the Participant’s behalf to sell [___%] of the Shares otherwise deliverable to the Participant upon vesting of the RSUs sufficient to generate net proceeds sufficient to satisfy the Participant’s tax obligations with respect to the income recognized by the Participant upon the vesting of the RSUs. The Company shall not be obligated to deliver any Shares to the Participant or the Participant’s legal representative unless and until the Participant or the Participant’s legal representative shall have paid or otherwise satisfied in full the amount of all federal, state and local taxes applicable to the taxable income of the Participant resulting from the grant or vesting of the Restricted Stock Units or the delivery of Shares.

(c) Without prejudice to the provisions of Section 15(c) of the Plan, Participant acknowledges that, regardless of any action taken by the Company or, if different, the Employer, the ultimate liability for all income tax, social security and other tax-related items related to Participant’s participation in the Plan and the RSUs and legally applicable to Participant or deemed by the Company, the Board or the Employer in its discretion to be an appropriate charge to Participant even if legally applicable to the Company, Board or the Employer (to the extent lawful) (collectively, “Tax-Related Items”) is and remains Participant’s responsibility and may exceed the amount (if any) withheld by the Company, the Board or the Employer, and Participant hereby covenants to pay any such Tax-Related Items, as and when requested by the Employer, the Company, the Board, any Affiliate or any tax authority. Participant further acknowledges that (i) neither the Company, the Board nor the Employer make any representation or undertaking regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs including, without limitation, the grant or vesting of the RSUs or the subsequent sale/disposal of the RSUs; and (ii) the Company, the Board and the Employer do not commit to and are under no obligation to structure the RSUs to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if Participant is subject to Tax-Related Items in more than one jurisdiction between the date on which the RSUs are granted and the date of any relevant taxable or tax withholding event, as applicable, Participant acknowledges that the Company, the Board or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

2.7 Conditions to Delivery of Shares. The Shares deliverable hereunder may be either previously authorized but unissued Shares, treasury Shares or issued Shares which have then been reacquired by the Company. Such Shares shall be fully paid and nonassessable. The Company shall not be required to issue Shares deliverable hereunder prior to fulfillment of the conditions set forth in Section 9(d) of the Plan.

2.8 Rights as Stockholder. The holder of the RSUs shall not be, nor have any of the rights or privileges of, a shareholder or stockholder of the Company, including, without limitation, voting rights and rights to dividends, in respect of the RSUs and any Shares underlying the RSUs and deliverable hereunder unless and until such Shares shall have been delivered by the Company and held of record by such holder (as evidenced by the appropriate entry in the Register of Members or of a duly authorized transfer agent of the Company). No adjustment shall be made for a dividend or other right for which the record date is prior to the date the Shares are delivered, except as provided in Section 13 or 14 of the Plan.

ARTICLE III.

OTHER PROVISIONS

3.1 Administration. The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon the Participant, the Company and all other interested persons. No member of the Committee or the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, this Agreement or the RSUs.

3.2 Transferability. The RSUs shall be subject to the restrictions on transferability set forth in Section 15(b) of the Plan.

3.3 Tax Consultation. The Participant understands that the Participant may suffer adverse tax consequences in connection with the RSUs granted pursuant to this Agreement (and the Shares deliverable with respect thereto). The Participant represents that the Participant has consulted with any tax consultants the Participant deems advisable in connection with the RSUs and the delivery of Shares with respect thereto and that the Participant is not relying on the Company for any tax advice.

3.4 Binding Agreement. Subject to the limitation on the transferability of the RSUs contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

3.5 Adjustments Upon Specified Events. The Committee may accelerate the vesting of the RSUs in such circumstances as it, in its sole discretion, may determine. The Participant acknowledges that the RSUs are subject to adjustment, modification and termination in certain events as provided in this Agreement and Section 13 of the Plan.

3.6 Notices.

(a) Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office.

(b) Any notice to be given under the terms of this Agreement to a Participant may be given by the Company to the Participant either personally or by sending it by courier, post/mail, fax or email to such Participant or to such Participant’s address as shown in the Company’s records (or where the notice is given by email by sending it to the email address provided by such Participant).

(c) Where a notice is sent by: courier, service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third (3rd) day (not including Saturdays or Sundays or public holidays in the British Virgin Islands) following the day on which the notice was delivered to the courier; post, service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth (5th) day (not including Saturdays or Sundays or public holidays in the British Virgin Islands) following the day on which the notice was posted; fax or other similar electronic means service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted; email service shall be deemed to be effected by transmitting the email to the email address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the email to be acknowledged by the recipient.

(d) By a notice given pursuant to this Section 3.6, either party may hereafter designate a different address for notices to be given to that party.

3.7 Participant’s Representations. If the Shares deliverable hereunder have not been registered under the Securities Act or any applicable state laws on an effective registration statement at the time of such delivery of Shares, the Participant shall, if required by the Company, concurrently with such delivery of Shares, make such written representations as are deemed necessary or appropriate by the Company or its counsel.

3.8 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

3.9 Governing Law. The laws of the British Virgin Islands shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

3.10 Conformity to Securities Laws. The Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any other Applicable Law. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the RSUs are granted, only in such a manner as to conform to Applicable Law. To the extent permitted by Applicable Law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such Applicable Law.

3.11 Amendment, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Committee or the Board; provided, however, that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the RSUs in any material way without the prior written consent of the Participant.

3.12 Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth in Section 3.2 hereof, this Agreement shall be binding upon the Participant and his or her heirs, executors, administrators, successors and assigns.

3.13 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if the Participant is subject to Section 16 of the Exchange Act, then the Plan, the RSUs and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

3.14 Employment or Service.

(a) This Agreement does not confer upon the Participant any right to be retained in the employ or service of the Company or any Affiliate shall not interfere with the ability of the Participant’s employer from time to time (the “Employer”) to terminate the Participant’s service at any time, with or without cause, subject to Applicable Law.

(b) The Plan is established voluntarily by the Company. It is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Agreement. The grant of the RSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of Awards, or benefits in lieu of Awards, even if Awards have been granted repeatedly in the past. All decisions with respect to future grants of Awards, if any, will be at the sole discretion of the Company. The RSUs are extraordinary items that do not constitute compensation of any kind for service of any kind rendered to the Company or Affiliate, and which are outside the scope of Participant’s employment or service contract, if any and are not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, end-of-service payments, bonuses, long-service options, pension or retirement benefits or similar payments.

3.15 Entire Agreement. The Plan, the Grant Notice and this Agreement (including all Exhibits thereto, if any) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof, provided that the RSUs shall be subject to any accelerated vesting provisions in any written agreement between the Participant and the Company or a Company plan pursuant to which the Participant participates, in each case, in accordance with the terms therein.

3.16 Section 409A. This Award is not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”). However, notwithstanding any other provision of the Plan, the Grant Notice or this Agreement, if at any time the Committee determines that this Award (or any portion thereof) may be subject to Section 409A, the Committee shall have the right in its sole discretion (without any obligation to do so or to indemnify Participant or any other person for failure to do so) to adopt such amendments to the Plan, the Grant Notice or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Committee determines are necessary or appropriate for this Award either to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.

3.17 Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. The Participant shall have only the rights of a general unsecured creditor of the Company and its Subsidiaries with respect to amounts credited and benefits payable, if any, with respect to the RSUs, and rights no greater than the right to receive the Shares as a general unsecured creditor with respect to RSUs, as and when payable hereunder.

3.18 Data Privacy. The Company and/or its Affiliates will hold, collect and otherwise process certain personal data regarding the Participant in connection with the administration of this Award and the Plan. All personal data will be treated in accordance with applicable data protection laws and regulations.

3.19 Electronic Transactions Act.

(a) For the purposes of this Section: “Electronic Record” has the same meaning as in the Electronic Transactions Act; and “Electronic Transactions Act” means the Electronic Transactions Act (As Revised) of the British Virgin Islands.

(b) In this Agreement:

(i) “written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(ii) any requirements as to delivery of a document under this Agreement include delivery in the form of an Electronic Record; and

(iii) any requirements as to execution or signature under this Agreement includes can be satisfied in the form of an electronic signature as provided for in the Electronic Transactions Act.

(c) The Electronic Transactions Act shall be varied pursuant to section 5(1)(b)(i) of the Electronic Transactions Act to the extent provided for in this Agreement.

(d) Where a law or this Agreement requires information to be delivered or sent to, or to be served on, a person, section 10(1) of the Electronic Transactions Act shall be varied such that: (i) the originator of any electronic communication shall not be required to state that the receipt of the electronic communication is to be acknowledged; and (ii) unless the originator expressly requires an acknowledgment of receipt, the addressee shall not be required to acknowledge receipt.

3.20 Addendum for Participants in Australia.

(a) This offer is made under Division 1A of Part 7.12 of the Australian Corporation Act 2001 (Cth) as modified by the Australian ASIC Corporations (Employee Share Schemes) Instrument 2022/1021 (“ESS Division”). The Participant confirms that they are entitled to receive this offer under Applicable Laws and is an “eligible ESS participant” as defined under the ESS Division.

(b) As set forth in Section 15(c) of the Plan, and to the extent permitted such that the offer of RSUs remains an offer for no monetary consideration, and not an “ESS contribution plan” as defined in the ESS Division, the Company shall have the authority and the right to deduct or withhold, or to require the Participant to remit to the Company, an amount sufficient to satisfy all applicable federal, state and local taxes required by law to be withheld with respect to any taxable event arising in connection with the Restricted Stock Units.

(c) Subdivision 83A-C. This is a scheme to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth of Australia) applies, subject to the conditions in that Act.

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